Exhibit 99.1

Letter from the CEO to Shareholders

Dear Shareholders,

I wanted to take this opportunity to provide you with a six-month review and update of our business. Since coming on board as CEO in April of 2017 we have been extremely busy examining the existing business activities, analyzing market trends, and understanding where best to focus our efforts and resources in the short and medium term. We are also making an extra effort this year to communicate our strategy more clearly to all stakeholders, in particular our shareholders, and this letter is one more undertaking in this direction.

There are three overarching priorities on which we are focused:

1.	GlucoTrack Commercialization in Europe

2.	GlucoTrack U.S. FDA Approval

3.	Integrity Five-Year Strategic Plan and Product Roadmap

GlucoTrack Commercialization in Europe

A complete overhaul of the commercial strategy and expansion of the commercial team has occurred to address the sluggish revenues and market uptake in Europe. This includes adjustments to the price point of the device, choice of distribution channel, product positioning and geographic focus. Currently, the focus of the entire commercial team is on executing a new launch of GlucoTrack in a single European market, which will evidence our blueprint for scalability across the region. To execute on sales and customer support we have identified a distributor partner committed to driving a successful launch that has significant capabilities and experience with blood glucose monitoring devices. Once we have completed the pilot launch, and leveraging all of our lessons learned, we plan to execute the same approach to launch or re-launch in other European markets. The same approach will be leveraged in other markets within Asia, Latin America, and finally North America following FDA approval. In parallel, we are evaluating the performance and capabilities of all current global distributors to determine where adjustments and/or changes may be needed, and identifying alternate channels within each country as appropriate.

In addition, we hired a new Chief Commercial Officer, Dave Podwalski, who joined us in June. Dave comes to us with over 35 years of global commercialization and product launch experience, as well as decades of experience in diabetes. His leadership of our internal project team has accelerated our go-to-market implementation timeline, which is now imminent.  We have also reorganized our commercial team reporting structure to better leverage the team’s expertise, and facilitate stronger cross-functional working relationships within the company. We will continue to add top talent to our commercial team as we prepare for re-launch in Europe and other markets.

In the past six-months, the market awareness and demand for a non-invasive glucose monitoring solution has continued to grow at an accelerated pace, fueled by increased competition and market acceptance, reimbursement of continuous glucose monitoring for Type 1 diabetics, health provider attention to the economic value of managing the progression of early Type 2 diabetic and pre-diabetes patients, and emerging consumer awareness of glucose monitoring linked to digital platforms such as Apple, Google, and other multinational technology companies. We expect these tailwinds to support and accelerate our commercial efforts in Europe and beyond.

GlucoTrack U.S. FDA Approval

While the immediate revenue opportunity in Europe is our immediate near-term focus, the U.S. market represents by far the greatest potential for the company’s technology. During the last 4- months, we have been working with our regulatory and clinical experts and consultants to elucidate the best and fastest regulatory pathway for the GlucoTrack. Based on feedback from the FDA, we plan to pursue a de novo 510k pathway, and have initiated discussions with several leading Key Opinion Leaders in the U.S. to support us in our interactions with the FDA, the design of a cost effective clinical trial to develop the data necessary for approval, and the site capabilities required to effectively complete the trial. We expect to commence the U.S. study in early to mid-2018, subject to funding and consultation with the FDA.

Integrity Five-Year Strategic Plan and Product Roadmap

As we look beyond the launch of GlucoTrack DF-F to the future growth of Integrity Applications, we recognized the need for a forward-looking strategy to fully leverage our proprietary technologies and to take advantage of new developments and trends in the market.  A Strategy & Innovation team was formed under the direction of our Vice Chairman, Angela Strand, who served as the company’s interim Chief Strategy Officer for the duration of this work.

A number of critical strategic decisions resulted from the work:

First, the case for a Type 2 diabetes oriented product is strong and continues to strengthen as approximately one in ten adults is affected by this disease globally. The population of pre-diabetic patients is also on the rise and is increasingly being recognized as a condition that needs to be addressed with a high level of urgency to prevent progression to full blown disease. Fueled by obesity and an unhealthy lifestyle, the prevalence of Type 2 diabetes is accelerating especially in large, emerging economies such as India and China with the economic burden of diabetes and pre-diabetes keeping pace. Costs of Type 2 diabetes to health systems is accelerating and seems uncontrollable. By necessity, the focus is shifting from treating the disease to prevention, which expands the already significant market opportunity for Integrity Applications.

Second, we have reframed our product roadmap to focus on a modern, consumer-friendly device form factor and phone based app, which includes advanced digital health connectivity and functionality and can be configured for both medical and consumer applications. Advancements in design, technology and mass adoption of mobile devices is enabling consumer driven diabetes care to be feasible. eHealth solutions for diabetes is a business which exceeded $1billion in 2017 and is projected to grow 30% annually for the next few years. As a company, we intend to participate in this exciting development. We are uniquely positioned with our non-invasive technology to massively impact the adoption of digital health applications requiring the measurement of glucose.

Our product roadmap includes a new generation device, consisting of a miniaturized wireless earclip, which communicates directly with a smartphone app or other platform. This new device will allow consumers, patients and healthcare professionals to more directly manage, support and encourage positive changes in lifestyle and diet, as well as track progress and share information. In addition, our roadmap includes a configuration of our device for use with multiple patients within an institutional setting such as a diabetes clinic, nursing home or hospital.

Third, we will capitalize on the opportunity to utilize our technology in healthy and at risk populations, where glucose monitoring is integral to optimizing lifestyle choices. There is a burgeoning digital health market which supports the general population in the goal of lifestyle modification for better health. This further leverages our wireless earclip and mobile app platform development to address this emerging, multi billion-dollar market. Glucose levels and the impact on diet, exercise, sleep and stress are well evidenced in the literature, and we envisage the opportunity to establish glucose level as a key metric of metabolic health across a broad range of consumer applications including weight and diet management, stress and wellness, and performance management.  In addition, because diabetes is hereditary, this also presents an opportunity for consumers who are not yet pre-diabetic, but know they are at risk of developing diabetes to establish a metabolic wellness baseline. We believe the demand for glucose measurement will grow alongside other parameters which track activity levels, cardiovascular health, and diet, and we plan to integrate with existing digital platforms and apps, as well as create a stand-alone app for targeted use cases.

In tandem with product development, we are actively exploring strategic partnerships with third parties who can help us develop these market opportunities and provide resources to access customer segments which would otherwise be out of reach.

These and many other exciting developments are being pursued in earnest so that we fully exploit the potential of our technology platform and create lasting value for shareholders.

I look forward to updating you on our progress on a regular basis and thank you sincerely for your on-going support.

Best Regards,

John Graham

Chairman & Chief Executive Officer